Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated January 20, 2011 on the financial statements and financial highlights of the RiverSource Tax-Exempt High Income Fund of the RiverSource Tax-Exempt Income Series, Inc. included in the Annual Report for the fiscal year ended November 30, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 53 to the Registration Statement (Form N-1A, No. 2-63552) of the RiverSource Tax-Exempt Income Series, Inc.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 29, 2011